Exhibit 10.20

AGENCY AGREEMENT

June 22, 2007

Red Mile Entertainment, Inc.
4000 Bridgeway, Suite 101
Sausalito, California 95965

Attention:                      Chester P. Aldridge

Dear Sirs:

Re:           Issue and Sale of Units

J.F. Mackie & Company Ltd. (the “Agent”) understands that Red Mile Entertainment Inc. (the “Corporation”) proposes to sell and issue up to 4,000,000 units (the "Units") of the Corporation at a price of US$2.50 per Unit, each Unit being comprised of one common share (“Common Share”) of the Corporation and 0.2 of one warrant ("Warrant") of the Corporation (the “Offering”).  Each whole Warrant shall entitle the holder thereof to acquire, for no additional consideration, one Common Share in the event that a Liquidity Transaction (as defined herein) is not unconditionally completed by the Corporation prior to the date that is eight months following the Closing Date.

Subject to the terms and conditions hereof, the Agent agrees to act as, and the Corporation appoints the Agent as, the sole and exclusive agent of the Corporation to offer for sale on the Closing Date on a private placement basis the Units in the Provinces of Alberta, British Columbia, Saskatchewan, Ontario and Nova Scotia (the "Selling Jurisdictions") and to use its commercially reasonable best efforts to secure subscriptions therefor, provided that the Agent shall be under no obligation to purchase any of such Units as principal.  The Agent shall be entitled in connection with the offering and sale of the Units to retain as sub-agents other registered securities dealers and may receive (for delivery to the Corporation at the Closing Time) subscriptions for Units from other registered securities dealers.  The fee payable to such sub-agents shall be for the account of the Agent.

In consideration for its services hereunder the Agent shall be entitled to the commission and expenses provided for in sections 8 and 9, which shall be payable or issued, as the case may be, at the Closing Time. For greater certainty, except as provided for in sections 8 and 9, the services provided by the Agent in connection herewith will not be subject to Goods and Services Tax provided for in the Excise Tax Act (Canada) and taxable supplies will be incidental to the exempt financial services provided.

The following are the terms and conditions of this Agreement:

1.	Definitions:

In this Agreement:

(a)	“Agent” means J. F. Mackie & Company Ltd.;

(b)
"Agent's Warrants" means warrants to be issued by the Corporation to the Agent and its nominees on the Closing Date substantially in the form attached as Schedule 1(b), each Agent's Warrant entitling the holder thereof to acquire one Common Share at a price of $3.00 for a period of 24 months from the Closing Date;

(c)	“Agent's counsel” means Heenan Blaikie LLP, or such other legal counsel as the Agent, with the consent of the Corporation, acting reasonably, may appoint;

(d)	“Agreement” means this agency agreement dated effective June 22, 2007 between the Agent and the Corporation;

(e)
“Applicable Securities Laws” includes, collectively, all securities laws, rules, regulations, notices, policies and similar instruments applicable to the Corporation and to the distribution of securities in accordance with this Agreement;

(f)	“associates” has the meaning ascribed thereto in the Securities Act (Alberta);

(g)	“business day” means a day which is not Saturday, Sunday or a legal holiday in the City of Calgary;

(h)	“Closing Date” means July 18, 2007 or such other date or dates as the Agent and the Corporation may agree in writing;

(i)	“Closing Time” means 9:00 a.m. (Calgary time), or such other time on the Closing Date as the Agent and the Corporation may agree in writing;

(j)	“Common Shares” means common shares in the capital of the Corporation;

(k)	"Convertible Debentures" means the convertible debentures issued by the Corporation pursuant to an indenture dated October 19, 2006 between the Corporation and Olympia Trust Company;

(l)
"Convertible Promissory Notes" means convertible promissory notes of the Corporation dated June 25, 2007 and June 26, 2007, in the form attached as Schedule 1(l) hereto, having a combined principal amount of US$2,400,000 and convertible into Units at a ratio of one Unit for each US$2.50 of principal amount converted and also entitling the holder thereof to one half of one Convertible Promissory Note Warrant for every Common Share received upon conversion;

(m)
"Convertible Promissory Note Warrants" means the warrants issuable upon conversion of the Convertible Promissory Notes, each whole warrant entitling the holder thereof to purchase one Common Share at an exercise price of US$2.75 for a period of two years from the date of issue;

(n)
“Copyrights” shall mean all copyrights, and all right, title and interest in all copyrights, copyright registrations and applications for copyright registration, certificates of copyright and copyrightable subject matter throughout the world, all right, title and interest in related applications and registrations throughout the world, and all moral rights;

(o)	“Corporation” means Red Mile Entertainment, Inc., a body corporate incorporated pursuant to the laws of Delaware;

(p)
“Corporation Intellectual Property Rights” shall mean all Intellectual Property Rights and Corporation Technology used or proposed to be used in, or necessary to, the business of the Corporation as currently conducted or as currently reasonably contemplated by the Corporation, whether owned or controlled, licenced, or otherwise held by or for the benefit of the Corporation;

(q)
“Corporation Technology” shall mean all Technology used or proposed to be used in, or necessary to, the business of the Corporation as currently conducted or as currently contemplated by the Corporation, whether owned or controlled, licenced or otherwise held by or for the benefit of the Corporation.

(r)
“Corporation's counsel” means Bennett Jones LLP with respect to matters governed by the laws of Canada and Lehman and Eilen LLP with respect to matters governed by the laws of the United States, or such other legal counsel as the Corporation may appoint;

(s)
“Documents” means all documents and other information filed by or on behalf of the Corporation in compliance with or intended compliance with Applicable Securities Laws or mailed to the securityholders of the Corporation;

(t)
"Due Diligence Responses" means the written responses of the Corporation, as given by the directors and officers of the Corporation at the Due Diligence Sessions, excluding the portion of such responses which are forward-looking or relate to projections or forecasts;

(u)	“Due Diligence Sessions” has the meaning set forth in subsection 2(c);

(v)	“Financial Statements” means the audited financial statements of the Corporation for the years ended March 31, 2006 and 2007;

(w)
“Indemnified Persons” means each of: (i) the Agent; (ii) agents of the Agent; (iii) affiliates of the Agent; and (iv) the directors, officers, shareholders, partners and employees of the Agent, agents of the Agent and affiliates of the Agent;

(x)
“Intellectual Property Rights” means (i) any trademarks, trade mark registrations, trade mark applications, trade dress and logos, trade names, domain names,  business names, corporate names, website names and world wide web addresses, business names, brand names, service marks, computer software, computer programs, Copyrights, including any performing, author or moral rights, designs, integrated circuit topographies, inventions, Patents, franchises, formulae, processes, know-how, technology and related goodwill, (ii) any applications, registrations, issued Patents, continuations in part, divisional applications or analogous rights or licence rights therefor, (iii) proprietary and non-public business information, including inventions (whether patentable or not), invention disclosures, improvements, discoveries, trade secrets, know-how, methods, processes, schematics and any documentation relating thereto, and (iv) other intellectual or industrial property;

(y)	"Liquidity Transaction" means any of:

(i)
the Common Shares being listed on the TSX Venture Exchange, the Toronto Stock Exchange, or any other exchange (a "Recognized Exchange") acceptable to the Agent and the Corporation becoming a "reporting issuer" (as defined in applicable securities legislation) in at least one of the Canadian Selling Jurisdictions;

(ii)
all of the issued and outstanding Common Shares having been sold, transferred or exchanged pursuant to an amalgamation, plan of arrangement or other business combination, for cash or securities ("Free Trading Securities") that are listed on a Recognized Exchange and that are not subject to any restricted period or hold period under applicable securities laws in Canada (other than in respect of resales by control persons);

(iii)
the sale by the Corporation of all or substantially all of its assets for cash or Free Trading Securities and the subsequent distribution of all of such consideration to all of the Corporation's shareholders (including the Investors), on a pro-rata basis;

(iv)
the acceptance of a takeover bid or an issuer bid, made to all holders of Common Shares for proceeds consisting of cash or Free Trading Securities, by holders of Common Shares: (A) who hold not less than 662/3% of the outstanding Common Shares; and (B) who hold not less than 662/3% of the outstanding Warrants; or

(v)	any combination of the events or circumstances described in Subsections (i), (ii), (iii) or (iv) above;

(z)	“Offering” means the offering of a minimum of 1,800,000 and a maximum of 4,000,000 Units;

(aa)
“Patents” shall mean all patent rights and all right, title and interest in and to all letters patent or equivalent rights and applications including any reissue, extension, division, continuation, or continuation in part applications throughout the world and any patents issuing with respect to such applications;

(bb)	“Person” means a natural person, partnership, limited liability partnership, corporation, joint stock company, trust, unincorporated association, joint venture or other entity;

(cc)
 “Securities Commissions” means the securities commissions or similar regulatory authorities in the Selling Jurisdictions and the United States Securities and Exchange Commission and regulatory authorities in the individual states of the United States;

(dd)	“Subscriber” means any person who subscribes for Units and whose Subscription Agreement is accepted by the Corporation, and “Subscribers” means, collectively, all such persons;

(ee)	“Subscription Agreement” means a subscription agreement to be entered into between the Corporation and Subscribers including any amendments or addendums thereto;

(ff)	“Subscription Proceeds” means the aggregate gross proceeds received in respect of the sale of Units pursuant to the Offering;

(gg)	“Subsidiary” means a subsidiary of the Corporation within the meaning of subsection 2(4) of the Business Corporations Act (Alberta) and “Subsidiaries” means all of them;

(hh)
“Technology” shall mean any algorithms, computer software (in source code and object code form), documentation, data and data bases, inventions and discoveries (whether or not patented or patentable), ideas, concepts, techniques, know-how, processes, methods, applications, know-how, content, technical information, engineering, production and other designs, drawings, schematics, specifications, formulas and all other technology or information existing anywhere in the world;

(ii)
“Third Party Intellectual Property Rights” shall mean the Intellectual Property Rights and Technology of Persons other than the Corporation that are used in or necessary to the business of the Corporation as presently conducted or as contemplated to be conducted;

(jj)	"Underlying Securities" means the Common Shares and Warrants underlying the Units;

(kk)	"Units" means units of the Corporation, each comprised of one Common Share and 0.2 of a Warrant;

(ll)
"Warrant" means a warrant entitling the holder thereof to acquire one Common Share of the Corporation for no additional consideration in the event that a Liquidity Transaction is not unconditionally completed by the Corporation on or prior to the date that is eight months following the Closing Date; and

(mm)	"Warrant Indenture" means the indenture dated July 18, 2007 between the Corporation and Olympia Trust Company pursuant to which the Warrants will be issued.

In this agreement, “misrepresentation”, “material change” and “material fact” shall have the meanings ascribed thereto under the Applicable Securities Laws of the Province of Alberta; “distribution” means “distribution” or “distribution to the public”, as the case may be, as defined under the Applicable Securities Laws of the Province of Alberta; and “distribute” has a corresponding meaning.

In this agreement, “to the best of the knowledge, information and belief of” or “to the best of its knowledge, information and belief” means, unless otherwise expressly stated, a statement of the declarant's knowledge of the facts or circumstances to which such phrase related, after having made due and applicable inquiries and investigations in connection with such facts and circumstances; and “to the best of the knowledge, information and belief of the Corporation” or “to the best of the Corporation's knowledge, information and belief” means, unless otherwise expressly stated, a statement as to the best knowledge of each of the directors and senior officers of the Corporation about the facts or circumstances to which such phrase related, after having made due and applicable inquiries and investigations in connection with such facts and circumstances.

2.	Corporation's Covenants as to Creation and Qualification

The Corporation covenants and agrees:

(a)	that the Units and Underlying Securities will be duly and validly created, authorized and issued pursuant to the terms of the Subscription Agreements;

(b)
that the Corporation will: (i) promptly perform all the obligations to be performed by it hereunder and under the Subscription Agreements; and (ii) as soon as reasonably possible, and in any event by the Closing Date, execute or procure the execution of all documents and to use its best efforts to take or cause to be taken all steps as may be necessary or desirable to fulfill, to the satisfaction of Agent's counsel and Corporation's counsel, all legal requirements to enable the Units to be offered for sale and sold on a private placement basis in the Selling Jurisdictions through the Agent by way of the exemptions under Applicable Securities Laws of the Selling Jurisdictions as contemplated hereby;

(c)
that, prior to the Closing Time, the Corporation shall allow the Agent the opportunity to conduct required due diligence, including, without limiting the generality of the foregoing, due diligence in relation to the operations and affairs of the Corporation and provide and cause to be provided to the Agent and the Agent's counsel reasonable access to the properties, senior management personnel, and corporate, financial, property and other records of the Corporation for the purposes of conducting such due diligence reviews.  Without limiting the scope of the due diligence inquiries the Agent may conduct, the Corporation shall make available its directors and senior management to answer any questions which the Agent may have and to participate in one or more due diligence sessions to be held prior to Closing (collectively, the “Due Diligence Sessions”); and

(d)	that, for the purposes of the Convertible Promissory Notes, all references therein to "capital stock of the Company issued in the next financing" shall refer to Units.

3.	Corporation's Covenants as to Changes

The Corporation covenants and agrees that:

(a)
during the period commencing with the date hereof and ending on the Closing Date, the Corporation will promptly inform the Agent of the full particulars of (i) any material adverse change, (actual, anticipated or threatened) in the assets, liabilities (absolute, accrued, contingent or otherwise), business, operations, capital or condition (financial or otherwise) of the Corporation; and (ii) the occurrence of a material fact or event which, in any such case is, or may be, of such a nature to render any previous disclosure to the Agent untrue, false or misleading in any material respect; provided that if there is any reasonable doubt as to whether a material change, occurrence or event of the nature referred to in this subsection has occurred, the Corporation shall promptly inform the Agent of the full particulars of the occurrence giving rise to the uncertainty and shall consult with the Agent as to whether the occurrence is of such nature;

(b)
during the period commencing with the date hereof and ending thirty days after the Closing Date, the Corporation will promptly inform the Agent of the full particulars of:  (i) any material request or inquiry of any Securities Commission for any information relating to the Offering, the distribution of the Common Shares, or the Corporation (or any of its directors or officers); (ii) the issuance by any Securities Commission or other securities commissions or similar regulatory authority or by any other competent authority of any order to cease or suspend trading or issuance of any securities of the Corporation or of the institution or threat of institution of any proceedings for that purpose and (iii) the receipt by the Corporation of any communication from any Securities Commission or any other securities commission, securities regulatory authority, stock exchange or other regulatory authority relating to the Offering; and

(c)
during the period commencing on the date hereof and ending thirty days following the Closing Date, the Corporation will promptly provide to the Agent, for review by the Agent and the Agent's counsel, prior to filing, delivery or issuance:  (i) any proposed document to be delivered to the shareholders of the Corporation; and (ii) any press release relating to the Corporation or the Offering.

4.	Corporation's Other Covenants

The Corporation covenants and agrees:

(a)	to use commercially reasonable efforts to complete a Liquidity Transaction on or prior to the date that is eight months following the Closing Date;

(b)
to use commercially reasonable efforts to cause and allow the conversion of the Convertible Debentures into Common Shares at a conversion price of one Common Share for every $2.50 of principal and accrued interest on or prior to the date that is sixty days following the Closing Date;

(c)
that, from the date hereof and ending on the date that is 90 days following the Closing Date, it will not offer, or announce the offering of, or make or announce any agreement to issue, sell, or exchange Common Shares, debt instruments, preferred shares or securities convertible or exchangeable into Common Shares without the prior consent of the Agent, not to be unreasonably withheld, provided that notwithstanding the foregoing, the Corporation may: (i) issue Common Shares on exercise of existing options and warrants outstanding on the date hereof and on conversion of outstanding Convertible Debentures, Convertible Promissory Notes and Convertible Promissory Note Warrants and may grant stock options and issue Common Shares on the exercise thereof in accordance with the Corporation’s existing option incentive programs, without such consent; and (ii) issue Common Shares in connection with a merger or acquisition without such consent. Nothwithstanding the foregoing, the Agent hereby grants its consent to the issue and sale of Units on the same terms and conditions as the Units issued pursuant to the Offering, up to a maximum of 800,000 Units, for a period ending on the date that is sixty (60) days following the Closing Date pursuant to subscriptions secured by Jennings Capital Inc., as sub-agent to the Offering;

(d)
that, in the event that the Corporation proposes to retain, in Canada, an agent, underwriter or financial advisor in respect of a merger, acquisition, disposition, take-over, reorganization, arrangement or other corporate transaction or the public offering or private placement of any securities of the Corporation on an agency or underwritten basis at any time prior to the date that is twelve months following the Closing Date (the "ROFR Expiry Date"), the Agent shall have the right to participate as lead agent, lead underwriter or financial advisor, as the case may be, in respect of such transaction or financing on the proposed terms.  If the Corporation proposes to effect any such transaction on or before the ROFR Expiry Date, it shall provide the Agent with written notice thereof setting forth the proposed terms thereof and the proposed terms of engagement of the Agent, including the proposed compensation of the Agent, and the Agent shall have three business days following the receipt of such notice during which to notify the Corporation of its election to accept the position of lead agent, lead underwriter, or financial advisor, as the case may be, on the terms presented.  If the Agent elects to exercise such right in connection with the transaction proposed to be undertaken, the Corporation will retain the Agent as lead agent, lead underwriter, or financial advisor, as the case may be.  If  the Agent elects not to exercise such right or the Corporation and the Agent are unable to agree to the terms of a proposed engagement within such three business day period, the Corporation may proceed to engage another lead agent, lead underwriter, or financial advisor, as the case may be, for purposes of such proposed transaction, provided that in the case where the Corporation and the Agent are unable to agree on the terms of the proposed engagement, the terms are no more favourable than those offered to the Agent.

5.	Agent's Covenants

The Agent covenants and agrees with the Corporation that it will:

(a)	conduct activities in connection with the proposed offer and sale of the Units in compliance with all Applicable Securities Laws in the Selling Jurisdictions;

(b)
not solicit subscriptions for Units, trade in Units or Underlying Securities or otherwise do any act in furtherance of a trade of Units or Underlying Securities outside of the Selling Jurisdictions, except in compliance with the applicable laws thereof in accordance with the terms and conditions of this Agreement and upon obtaining the prior written consent of the Corporation, not to be unreasonably withheld;

(c)
obtain from each Subscriber an executed Subscription Agreement and all applicable undertakings, questionnaires and other forms required under Applicable Securities Laws and supplied to the Agent by the Corporation for completion in connection with the distribution of the Units; and

(d)	not advertise the proposed offering or sale of the Common Shares in printed media of general and regular paid circulation, radio or television.

6.	Representations and Warranties of the Corporation

The Corporation represents and warrants to the Agent, and acknowledges that the Agent is relying upon such representations and warranties, that:

(a)
the Corporation and each of its Subsidiaries has been duly incorporated and is valid and subsisting under the laws of its jurisdiction of incorporation and has all requisite corporate authority and power to carry on its business, as now conducted and as presently proposed to be conducted by it, and to own, lease and operate its assets and properties;

(b)	the Corporation and each of its Subsidiaries is qualified to carry on business and is validly existing under the laws of each jurisdiction in which it carries on a material portion of its business;

(c)
other than 2WG Media, Inc., Roveractive Ltd. and Red Mile Entertainment, Pty, the Corporation has no Subsidiaries and the Corporation is not affiliated with nor is it a holding corporation of any other body corporate;

(d)	the Corporation owns all of the outstanding securities of 2WG Media, Inc., Roveractive Ltd. and Red Mile Entertainment, Pty, and Red Mile Entertainment, Pty does not carry on any active business;

(e)
the Corporation and each of its Subsidiaries has conducted and is conducting its business in compliance in all material respects with all applicable laws, rules and regulations and, in particular, all applicable licensing and environmental legislation, regulations or by-laws or other lawful requirements of any governmental or regulatory bodies applicable to it in each jurisdiction in which it carries on business, and the Corporation and each of its Subsidiaries holds all material licences, registrations and qualifications in all jurisdictions in which it carries on its business which are necessary or desirable to carry on the business as now conducted and as presently proposed to be conducted, and all such licenses, registrations or qualifications are valid and existing and in good standing and none of such licenses, registrations or qualifications contains any burdensome term, provision, condition or limitation which has or is likely to have any material adverse effect on the business of the Corporation and its Subsidiaries (taken as a whole) as now conducted or as proposed to be conducted;

(f)
the Corporation has full corporate power and authority to enter into this Agreement , the Indenture and the Subscription Agreements and to perform its obligations set out herein and therein (including, without limitation, to cause the issuance of the Units, the Underlying Securities, the Agent's Warrants and the Common Shares issuable on exercise of the Warrants and Agent's Warrants), and this Agreement has been, and the Subscription Agreements and the Warrant Indenture will on the Closing Date be, duly authorized, executed and delivered by the Corporation and this Agreement is, and the Subscription Agreements and the Warrant Indenture will on the Closing Date be, legal, valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with their respective terms subject to applicable bankruptcy, insolvency, moratorium, reorganization and other laws and equitable principles affecting creditors' rights generally, the statutory and equitable powers of the courts in Canada and the United States to stay proceedings before them and the execution of judgments and the fact that specific performance and injunctive relief are equitable remedies which may be ordered by a court in its discretion and, accordingly, may not be available as a remedy in an action to enforce a covenant and subject to the fact that the rights to indemnity, contribution and waiver set forth herein may be limited by applicable laws or the public policy underlying such laws;;

(g)
the Common Shares and Warrants comprising the Units have been reserved and allotted for issuance and when issued on the Closing Date the Common Shares issued pursuant to the Offering will be validly issued, fully paid and non-assessable Common Shares;

(h)
the Common Shares issuable on exercise of the Warrants and Agent's Warrants have been reserved for issuance and, upon exercise of the Warrants or Agent's Warrants, as the case may be, will be validly issued, fully paid and non-assessable Common Shares;

(i)	the definitive forms of certificates representing the Common Shares are in due and proper form under the laws governing the Corporation;

(j)
the authorized capital of the Corporation consists solely of 100,000,000 Common Shares and 20,000,000 Preferred Shares of which, as at the Closing Date (prior to the issuance of Common Shares on the Closing Date), 9,661,810 Common Shares and nil Preferred Shares shall be issued and outstanding, which shares shall be validly issued, fully paid and non-assessable;

(k)
neither the Corporation nor its Subsidiaries is a party to or bound by any agreement of guarantee, indemnification (other than an indemnification of directors and officers in accordance with the by-laws of the Corporation or its Subsidiaries and applicable laws, indemnities in favour of the Agent pursuant to this Agreement, indemnities in favour of purchasers of securities or assets in purchase and sale agreements and indemnities and guarantees in favour of the bankers of the Corporation, including the Agent) or any other like commitment of the obligations, liabilities (contingent or otherwise) of indebtedness of any other person;

(l)
other than this Agreement and the agreements set forth in Schedule 6(l) hereto, there are no material contracts or agreements which have or which might have or create any material obligation to the Corporation or from which they derive or could derive any material benefit or which are required by the Corporation to carry on its business as now conducted by it or as is now proposed to be carried on by it.  For the purposes of this representation and warranty, contracts shall be deemed to give rise to a material obligation where such contract provides for expenditures by the Corporation for an aggregate of more than $100,000 during any 12 month period;

(m)
other than promissory notes owing to one of the Corporation's directors having an aggregate principal amount of $100,000, the Corporation has no loans or other indebtedness outstanding which have been made to or from any of its shareholders, officers, directors or employees or any other person not dealing at arm's length with the Corporation;

(n)
except for transactions contemplated herein and except as otherwise disclosed in the Documents, the Corporation has not entered into any transaction which is or may reasonably be expected to be material to the Corporation and which is not in the ordinary course of business;

(o)
the Corporation is not in default or breach of, and the execution and delivery of, and the performance of and compliance with the terms of, this Agreement and the Subscription Agreements by the Corporation or any of the transactions contemplated hereby or thereby, does not and will not result in any breach of, or constitute a default under, and does not and will not create a state of facts which, after notice or lapse of time or both, would result in a breach of or constitute a default under, any term or provision of the articles, by-laws or resolutions of shareholders or directors of the Corporation, or any indenture, mortgage, note, contract, agreement (written or oral), instrument, lease or other document to which the Corporation is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to the Corporation, which default or breach might reasonably be expected to materially adversely affect the business, operations, capital or condition (financial or otherwise) of the Corporation, or its assets;

(p)
the Corporation has provided to the Agent true and correct copies of the constating documents of the Corporation and minutes of all meetings and all the resolutions of the directors, shareholders and committees of the Corporation;

(q)
there has not been any material adverse change in the consolidated capital, assets, or liabilities (absolute, accrued, contingent or otherwise) of the Corporation from the position set forth in the Financial Statements;

(r)
the books of account and other records of the Corporation, whether of a financial or accounting nature or otherwise, have been maintained in all material respects in accordance with prudent business practices;

(s)
there has not been any material adverse change in the business, operations, capital or condition (financial or otherwise) or results of the operations of the Corporation since the date of the Financial Statements that has not been disclosed in the Documents and since that date there have been no material facts, transactions, events or occurrences which, to the knowledge of the Corporation could materially adversely affect the consolidated capital, assets, liabilities (absolute, accrued, contingent or otherwise), business, operations or condition (financial or otherwise) or results of the operations of the Corporation;

(t)
the Financial Statements fairly present, in all material respects and in accordance with generally accepted accounting principles in the United States consistently applied, the financial position and condition of the Corporation as at the dates thereof and reflect all liabilities (absolute, accrued, contingent or otherwise) of the Corporation as at the dates thereof;

(u)
to the knowledge of the Corporation, after due inquiry, there have not occurred any material spills, emissions or pollution on any property of the Corporation or for which the Corporation may be responsible, nor is the Corporation the subject of any outstanding stop orders, control orders, clean-up orders or reclamation orders under applicable environmental laws and regulations;

(v)
to the best of the knowledge of the Corporation, no other party is in default in the observance or performance of any term or obligation to be performed by it under any contract to which the Corporation is a party or by which they are bound which is material to the business of the Corporation, no event has occurred which with notice or lapse of time or both would directly or indirectly constitute such a default, in any such case which default or event would reasonably be expected to have a material adverse effect on the assets or properties, business, results of operations, prospects or condition (financial or otherwise) of the Corporation;

(w)	there are no judgments against the Corporation which are unsatisfied, nor are there any consent decrees or injunctions to which the Corporation is subject;

(x)
the information and statements set forth in the Documents as at the date hereof, as they relate to the Corporation, are true, correct, and complete and did not contain any misrepresentation as of the respective dates of such information or statements, and no material change (as defined in Applicable Securities Laws of the Selling Jurisdictions) has occurred in relation to such information and statements since the respective dates of such information and statements;

(y)
other than the securities issued or to be issued pursuant to the Offering, no person, firm, corporation or other entity holds any securities convertible or exchangeable into shares of the Corporation or now has any agreement, warrant, option, right or privilege (whether contractual or pre-emptive) being or capable of becoming an agreement, warrant, option or right for the purchase or other acquisition of any unissued shares, securities (including convertible securities) or warrants of the Corporation except for outstanding warrants, options, Convertible Debentures, Convertible Promissory Notes and Convertible Promissory Note Warrants to purchase an aggregate of not more than 6,353,305 Common Shares;

(z)
the Corporation has duly and on a timely basis filed all tax returns required to be filed by it, has paid all taxes due and payable by it and has paid all assessments and re-assessments and all other taxes, governmental charges, penalties, interest and other fines due and payable by it and which are claimed by any governmental authority to be due and owing and adequate provision has been made for taxes payable for any completed fiscal period for which tax returns are not yet required and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return or payment of any tax, governmental charge or deficiency by the Corporation and, to the best of the Corporation's knowledge, information and belief, after due inquiry, there are no actions, suits, proceedings, investigations or claims threatened or pending against the Corporation in respect of taxes, governmental charges or assessments or any matters under discussion with any governmental authority relating to taxes, governmental charges or assessments asserted by any such authority;

(aa)
except as disclosed in the Financial Statements (i) the Corporation has no outstanding liabilities in excess of $10,000 other than those set forth in Schedule 6(aa), and (ii) there are no actions, suits, proceedings or inquiries in existence or, to the Corporation's knowledge, after due inquiry, pending or threatened against or affecting the Corporation at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which in any way materially adversely affects, or could reasonably be expected in any way to materially adversely affect, the business, operations, capital or condition (financial or otherwise) of the Corporation, or any of its assets or which affects or may affect the distribution of the Units or Underlying Securities and the Corporation is not aware of any existing ground on which such action, suit, proceeding or inquiry might be commenced with any reasonable likelihood of success;

(bb)
other than the Agent, there is no person, firm or corporation acting or purporting to act for the Corporation entitled to any brokerage or finder's fee or other fee or commission in connection with the Offering, this Agreement or any of the transactions contemplated hereby;

(cc)
no Securities Commission or any other securities commission or similar regulatory authority has issued any order which is currently outstanding ceasing, halting, suspending or preventing other trading in any securities of the Corporation, no such proceeding is, to the knowledge of the Corporation, pending, contemplated or threatened, the Corporation is not in default of any requirement of Applicable Securities Laws and the Corporation is entitled to avail itself of the applicable prospectus exemptions available under the Applicable Securities Laws in respect of the trades in its securities to Subscribers as contemplated by this Agreement;

(dd)	the Corporation is not a “reporting issuer” or the equivalent in any jurisdiction in Canada;

(ee)	the Common Shares are listed and posted for trading on the Over-the-Counter Bulletin Board;

(ff)	to the knowledge of the Corporation, other than as previously disclosed to the Agent in writing, no insider of the Corporation has any present intention to sell any securities of the Corporation;

(gg)
except as have been provided to the Agent as at the date hereof, the Corporation is not a party to any contracts of employment which may not be terminated on one month's notice or which provide for payments occurring on a change of control of the Corporation;

(hh)	other than leases of the Corporation with respect to its office premises, the Corporation does not own or lease nor has it agreed to acquire or lease, any interest in real property;

(ii)
to the knowledge of the Corporation, no officer, director or securityholder of the Corporation is subject to any limitations or restrictions on their activities or investments, including any non-competition provisions, that would in any way restrict or limit their involvement with the Corporation or the business and affairs of the Corporation;

(jj)
all filings by the Corporation pursuant to which the Corporation has received or is entitled to receive government incentives, have been made in accordance, in all material respects, with all applicable legislation and contain no misrepresentations of material fact or omit to state any material fact which could cause any amount previously paid to the Corporation or previously accrued on the accounts thereof to be recovered or disallowed;

(kk)
to its knowledge, neither the Corporation nor any of its shareholders is a party to any unanimous shareholders agreement, pooling agreement, voting trust or other similar type of arrangements in respect of outstanding securities of the Corporation;

(ll)	the representations and warranties made by the Corporation in the Subscription Agreements are, or will at the Closing Date be, true and correct as of the date at which they are made;

(mm)
the Corporation either exclusively owns or has the valid right to use all Corporation Intellectual Property Rights, Corporation Technology and all Third Party Intellectual Property Rights (and, to the knowledge of the Corporation, no third party, including any past or present employee or contractor of the Corporation, owns or has any ownership interest in any Corporation Intellectual Property Rights or Corporation Technology that are not Third Party Intellectual Property Rights of the Corporation);

(nn)
to the knowledge of the Corporation, neither the Corporation Intellectual Property Rights nor the conduct of the business of the Corporation as presently conducted or reasonably currently contemplated to be conducted uses or discloses in an unauthorized manner, infringes, or constitutes a misappropriation of any Intellectual Property Right or Technology of any Person;

(oo)
to the knowledge of the Corporation, none of the Corporation Intellectual Property Rights or Corporation Technology are the subject of any interference, re-examination, cancellation, or opposition proceeding, or any currently pending or to the knowledge of the Corporation threatened, suit, action, or proceeding arising out of an alleged right of any Person with respect to any Intellectual Property Right or Technology;

(pp)
the Corporation Intellectual Property Rights are in full force and effect and have not been used or enforced or failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Corporation Intellectual Property Rights. All registrations and filings necessary to preserve the rights of the Corporation in and to the Corporation Intellectual Property Rights have been made;

(qq)
the Corporation has not received any oral, written, or other communication that the Corporation is using or disclosing in an unauthorized manner, infringing, or misappropriating the alleged right of any Person with respect to any Intellectual Property Right, other than as set forth in Schedule 6(qq);

(rr)	to the knowledge of the Corporation, there is no:

(i)
claim of adverse ownership or invalidity or other opposition to or conflict with any of the Corporation Intellectual Property Rights or Corporation Technology nor of any pending or threatened suit, proceeding, claim, demand, action or investigation of any nature or kind against the Corporation relating to the Corporation Intellectual Property Rights or Corporation Technology; or

(ii)
claim that any products manufactured, produced, used or sold by the Corporation or any process, method, packaging, advertising, or material that the Corporation employs in the manufacture, marketing, or sale of any such product, or the use of any of the Corporation Intellectual Property Rights or Corporation Technology breaches, violates, infringes or interferes with any rights of any Person or requires payment for the use of any Intellectual Property Right, know-how or Technology of another Person;

(ss)
other than as set forth in Schedule 6(ss), none of the Corporation Intellectual Property Rights or Corporation Technology are subject to any proceeding that restricts in any manner the use, transfer or licensing thereof by the Corporation or that may affect the validity, use or enforceability of the Corporation Intellectual Property Rights or Corporation Technology; provided that nothing herein applies to the prosecution (except for any interference or opposition proceeding) of any Corporation Intellectual Property Rights in the U.S. Patent and Trademark Office or any other government office; and

(tt)
the Corporation has maintained and continues to maintain a system to safeguard and maintain the secrecy and confidentiality of and its proprietary rights in all of the material Corporation Intellectual Property Rights and Corporation Technology not otherwise protected by patents, patent applications, or copyright or trademark law.  Without limitation on the generality of the foregoing, (i) any disclosures to third parties of trade secrets that are material to the operation of the Corporation business have been pursuant to executed written confidentiality agreements, (ii) the Corporation has obtained confidentiality and inventions assignment agreements, in one or more forms, that have protections and conditions, from all of the past and present employees and independent contractors of the Corporation involved in the creation or development of the Corporation Intellectual Property Rights and Corporation Technology that are material to the operation of the business of the Corporation, (iii) to the knowledge of the Corporation, there has been no breach or violation of any secrecy or confidentiality commitments of any person in respect of any material confidential information of the Corporation, and (iv) the measures taken by the Corporation to protect the proprietary and non-public aspects of the Corporation’s processes and methodology are reasonably designed to adequately prevent third parties from using any such aspects of such products, without the approval of the Corporation.  No Person who has performed services related to the Corporation business has any right, title or interest in any Corporation Intellectual Property Rights or Corporation Technology.

(uu)
the Subscription Proceeds will be used to fund marketing efforts and final development expenditures for Jackass, the Game™, game development for Heroes over Europe™, initial game development for Sin City™ and for general corporate purposes, including ongoing working capital requirements as determined by management and the Corporation’s board of directors.

7.	Conditions

The obligations of the Agent hereunder shall be conditional upon the Agent receiving, and the Agent shall have the right on the Closing Date on behalf of Subscribers to withdraw all Subscription Agreements delivered and not previously withdrawn, unless the Agent receives, on or prior to the Closing Date:

(a)
legal opinions of the Corporation's counsel addressed to the Agent, the Agent's counsel and the Subscribers in form and substance reasonably satisfactory to the Agent, with respect to such matters as the Agent may reasonably request relating to the offering, issuance and sale of the Units, including, without limitation, that as at the Closing Date:

(i)
the Corporation and each of its Subsidiaries is valid and subsisting under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as now conducted by it and to own its assets and is qualified to carry on business under the laws of each jurisdiction in which it carries on a material portion of its business;

(ii)
the Corporation has full corporate power and authority to enter into this Agreement and the Subscription Agreements and to perform its obligations set out herein and therein, and this Agreement has been and the Subscription Agreements will, on the Closing Date, be duly authorized, executed and delivered by the Corporation and constitute legal, valid and binding obligations of the Corporation enforceable against the Corporation in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and other laws and equitable principles affecting creditors' rights generally, the statutory and equitable powers of the courts in Canada or the United States to stay proceedings before them and the execution of judgments and the fact that specific performance and injunctive relief are equitable remedies which may be ordered by a court in its discretion and, accordingly, may not be available as a remedy in an action to enforce a covenant and subject to the fact that the rights to indemnity, contribution and waiver set forth herein may be limited by applicable laws or the public policy underlying such laws;

(iii)
the execution and delivery of this Agreement and the Subscription Agreements and the fulfillment of the terms hereof or thereof by the Corporation and the performance of and compliance with the terms of this Agreement and the Subscription Agreements by the Corporation do not and will not result in a breach of, or constitute a default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will result in a breach of or constitute a default under:

A.	any applicable federal laws of the United States applicable to the Corporation;

B.	any term or provision of the articles, by-laws or resolutions of the directors or shareholders of the Corporation;

C.
of which the Corporation's counsel is aware, any of the terms or provisions of any mortgage, note, indenture, contract, agreement (written or oral), instrument, lease or other document to which the Corporation is a party or by which it is bound on the Closing Date; or

D.
of which Corporation’s counsel is aware, any judgment, decree or order applicable to the Corporation, which default or breach might reasonably be expected to materially adversely affect the business, operations, capital or condition (financial or otherwise) of the Corporation or its properties or assets.

(iv)
the form and terms of the certificates representing the Common Shares  have been approved and adopted by the board of directors of the Corporation and confirm with applicable law and the constating documents of the Corporation;

(v)
the Common Shares and Warrants comprising the Units have been reserved and allotted for issuance and, when issued in accordance with the terms of the Subscription Agreements, the Common Shares issued pursuant to the Offering will be validly issued, fully paid and non-assessable Common Shares of the Corporation;

(vi)
the Common Shares to be issued upon exercise of the Warrants and Agent's Warrants have been reserved and allotted for issuance and, when issued upon exercise of the Warrants or Agent's Warrants, as the case may be, will be validly issued as fully paid and non-assessable Common Shares of the Corporation;

(vii)
all Applicable Securities Laws of the Selling Jurisdictions and the United States of America in connection with the creation, offering, issuance and sale of the Units, Underlying Securities and Agent's Warrants have been complied with by the Corporation assuming distribution by the Agent in compliance with the relevant provisions of such Applicable Securities Laws;

and additionally relating to:

(i)	the distribution of the Common Shares issuable on exercise of the Warrants and the Agent's Warrants; and

(ii)	the first trade in Canada of the Common Shares and Warrants and the Common Shares issuable on exercise of the Warrants and Agent's Warrants;

and as to all other legal matters, in any way connected with the Offering and issuance, sale and delivery of the Units as the Agent may reasonably request.

It is understood that the Corporation's counsel may rely on the opinions of local counsel acceptable to it as to matters governed by the laws of jurisdictions other than the jurisdiction of residence of such counsel and on certificates of officers of the Corporation and public officials as to relevant matters of fact.

(b)
a certificate of the Corporation dated the Closing Date, addressed to the Agent and signed on the Corporation's behalf by its President or such other officer or director of the Corporation satisfactory to the Agent, acting reasonably, certifying that:

(i)
the Corporation has complied with and satisfied in all material respects all covenants and conditions of this Agreement on its part to be complied with or satisfied at or prior to the Closing Time except to the extent same have been waived by the Agent;

(ii)
the representations and warranties of the Corporation set forth in this Agreement and, where applicable, in the Subscription Agreements are true and correct in all material respects at the Closing Time, as if made at such time;

(iii)	no event of a nature referred to in subsection 12(b)(i), (iii), (vi) or (ix) has occurred since the date of this Agreement or to the knowledge of such officer is pending, contemplated or threatened;

(iv)
the Corporation has made and/or obtained, at or prior to the Closing Time, all necessary filings, approvals, consents and acceptances under Applicable Securities Laws, and under any applicable agreement or document to which the Corporation is a party or by which it is bound in respect of the execution and delivery of this Agreement and the offering and sale of the Units and the consummation of the transactions contemplated hereby; and

(v)
no order suspending the sale or ceasing the trading of Common Shares has been issued and no proceedings for that purpose have been instituted or are pending or to the knowledge of such officer are threatened under Applicable Securities Laws;

(c)
definitive certificates for the Common Shares and Warrants comprising the Units subscribed for pursuant to the Offering, registered in such name or names as the Agent shall notify the Corporation in writing not less than 48 hours prior to the Closing Time, provided such certificates registered in such names may, subject to receipt by the Corporation, be delivered in advance of the Closing Date to the Agent or such other parties in such locations as the Agent may direct and the Agent and the Corporation may agree upon;

(d)
definitive certificates for the Common Shares, Warrants and Convertible Promissory Note Warrants issuable on conversion of the Convertible Promissory Notes held by persons with accounts established with the Agent, registered in such name or names as the Agent shall notify the Corporation in writing not less than 48 hours prior to the Closing Time;

(e)
definitive certificates for the Agent's Warrants issuable hereunder registered in such name or names as the Agent shall notify the Corporation in writing not less than 48 hours prior to the Closing Time;

(f)	executed copies of the Subscription Agreements in form and substance reasonably satisfactory to the Agent and the Agent's counsel;

(g)	payment of all commissions payable by the Corporation to the Agent pursuant to section 8 and all expenses payable by the Corporation pursuant to section 9; and

(h)	such other matters as may be reasonably requested by the Agent.

The foregoing conditions are for the sole benefit of the Agent and may be waived in whole or in  part by the Agent at any time and without limitation, and the Agent shall have the right, if any of the foregoing conditions are not met, on behalf of potential Subscribers, to withdraw all Subscription Agreements delivered and not previously accepted by the Corporation or withdrawn or rescinded by such persons.  If any of the foregoing conditions are not met on or before the Closing Date, the Agent may terminate its obligations under this Agreement without prejudice to any other remedies it may have.

8.	Agent’s Commission

In consideration for the services performed by the Agent hereunder, the Corporation agrees to, at the Closing Time:

(a)
pay to the Agent a commission equal to 6.0% of the gross proceeds raised from the sale of the Units plus 6% of the principal amount of the Convertible Promissory Notes held by persons with accounts established with the Agent; and

(b)
issue to the Agent and/or its nominees an aggregate number of Agent's Warrants equal to 8% of the aggregate of (i) the number of Units issued pursuant to the Offering and (ii) the number of Common Shares issuable pursuant to the Convertible Promissory Notes held by persons with accounts established with the Agent, which Agent's Warrants shall be substantially in the form set forth in Schedule 1(b) hereto.

9.	Expenses

Whether or not the transactions contemplated herein shall be completed, the Corporation agrees to pay all reasonable costs and expenses of or incidental to the Offering, including, without limitation, all reasonable costs and expenses related to the preparation, filing and reproduction of documents and the out-of-pocket expenses of the Agent including the reasonable fees, disbursements and expenses incurred by the Agent's counsel (to a maximum of US$40,000) relating to the transactions contemplated herein.

10.	Closing

The issue and sale of the Units shall be completed at the Closing Time at the offices of the Corporation's counsel or at such other place as the Corporation and the Agent may agree. Subject to the conditions set forth in section 7, the Agent, on the Closing Date, shall deliver to the Corporation:

(a)	all executed Subscription Agreements;

(b)
via wire transfer, United States funds in an amount equal to the aggregate gross subscription price of all subscriptions delivered to and accepted by the Corporation (other than in respect of the Agent Units) less the fees and expenses set forth in sections 8 and 9 hereof; and

(c)
all Convertible Promissory Notes held by persons with accounts established with the Agent tendered to the Corporation for cancellation, against delivery by the Corporation to the Agent of the certificates, opinions and documents set forth in section 7 hereof.

The Corporation may not reject any properly completed Subscription Agreement, unless (i) the issuance of Units would breach Applicable Securities Laws or (ii) the aggregate of the number of Units subscribed for pursuant to all Subscription Agreements tendered by the Agent exceeds the maximum number of Units to be issued pursuant to the Offering.

11.	Waiver

The Agent may waive in whole or in part any breach of, default under or non-compliance with any representation, warranty, covenant, term or condition hereof, or extend the time for compliance therewith, without prejudice to any of its rights in respect of any other representation, warranty, covenant, term or condition hereof or any other breach of, default under or non-compliance with any other representation, warranty, covenant, term or condition hereof, provided that any such waiver or extension shall be binding on the Agent only if the same is in writing.

12.	Termination Events

(a)
All representations, warranties, covenants, terms and conditions of this Agreement shall be construed as conditions, and any material breach or failure to comply with any such representation, warranty, covenant, term or condition shall entitle the Agent or the Corporation, as applicable, to terminate its obligation to distribute the Units by written notice to that effect given to the Corporation or the Agent, as applicable, prior to the Closing Date.

(b)
In addition to any other remedies which may be available to the Agent, the Agent shall be entitled, at its option, to terminate and cancel its obligations under this Agreement if, prior to the Closing Time on the Closing Date:

(i)
any inquiry, investigation (whether formal or informal) or other proceeding is announced or commenced by any Securities Commission or similar regulatory authority, or any order is issued in relation to the Corporation, any of its Subsidiaries, or any of its directors or officers or any of the Corporation's securities or any order is issued under or pursuant to any statute of Canada or the United States or of any of the provinces of Canada or states of the United States, or any other applicable law or regulatory authority (unless based on the activities or alleged activities of the Agent or its sub-agents); or

(ii)
there is any change of law, regulation or policy or the interpretation or administration thereof, which, in the reasonable opinion of the Agent, prevents or materially restricts trading in or the distribution of the Common Shares or has or would be expected to have a material adverse effect on the market price or value of or the investment quality or marketability of the Common Shares; or

(iii)
there shall occur an event, fact or circumstance, (actual, contemplated or threatened), which constitutes a material change or any change in a material fact or a development that could result in a material change or change in a material fact in respect of the business, operations, capital, condition (financial or otherwise), properties, assets, liabilities, obligations or affairs of the Corporation which, in the reasonable opinion of the Agent, could reasonably be expected to prevent or materially restrict trading in or the distribution of the Common Shares or has or would reasonably be expected to have a material adverse effect on the market price or value of or the investment quality or marketability of the Common Shares; or

(iv)
the state of the financial markets or the market for video games or any aspects thereof including federal, provincial or state tax laws applying thereto become such that in the opinion of the Agent (A) the Common Shares cannot be profitably marketed; or (B) the advantages or risk of investing in the Common Shares has been materially adversely altered; or

(v)
there should develop, occur or come into effect or existence any event, action, state, condition or major financial occurrence of national or international consequence, acts of hostility or escalation thereof or any other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, or any law or regulation (including federal, provincial or state taxation laws) is enacted or changed which, in the sole opinion of the Agent, acting reasonably, materially adversely affects, or involves, or could reasonably be expected to materially adversely affect or involve, the business, operations, affairs, assets, liabilities (contingent or otherwise), capital or control of the Corporation or the market price or value of the Common Shares; or

(vi)	the Corporation shall be in breach of, default under or non-compliance with any material representation, warranty, term or condition of this Agreement or the Subscription Agreements; or

(vii)
the Agent discovers any facts or matters with respect to the Corporation or the insiders of the Corporation pursuant to the Agent's due diligence review or otherwise that are not satisfactory to the Agent, acting reasonably; or

(viii)
the Agent shall determine that the responses provided by the Corporation at the Due Diligence Sessions contained information which would have, in the sole opinion of the Agent, acting reasonably, a material adverse effect on the market price or value of the Common Shares; or

(ix)
any order to cease or suspend trading in any securities of the Corporation, or prohibiting or restricting the distribution of the Common Shares is made, or proceedings are announced or commenced for the making of, any such order, by any Securities Commission, any other securities commissions or similar regulatory authority, and has not been rescinded, revoked or withdrawn within two business days;

in any of which cases the Agent shall be entitled, at its option, to terminate and cancel its obligations to the Corporation under this Agreement and the obligations of any purchaser under any Subscription Agreement by written notice to that effect given to the Corporation prior to the Closing.  In the event of any such termination, the Corporation's liabilities to the Agent shall be at an end except for any liability of the Corporation provided for in this Agreement which by its terms survives termination.

(c)
The Agent may exercise any or all of the rights provided for in section 7 or subsections 12(a) or 12(b) notwithstanding any material change, change, event or state of facts and notwithstanding any act or thing taken or done by the Agent or any inaction by the Agent, whether before or after the occurrence of any material change, including, without limitation, any act of the Agent related to the Offering or continued offering of the Units for sale other than any unlawful act relating solely to the Agent and the Agent shall only be considered to have waived or be estopped from expressing or relying upon any of their rights under or pursuant to section 7 or subsections 12(a) or 12(b) if such waiver or estoppel is in writing and specifically waives or estops such exercise or reliance.

(d)
Any termination pursuant to the terms of this Agreement shall be effected by notice in writing delivered by the Agent to the Corporation; provided that no termination shall discharge or otherwise affect any obligation of the Corporation under section  9, provided that the termination does not result from a breach by the Agent of its representations, warranties and covenants hereunder, and sections 14 through 22.  The rights of the Agent to terminate its obligations hereunder are in addition to, and without prejudice to, any other remedies it may have.

13.	Survival

All representations, warranties, terms and conditions herein or contained in certificates or documents submitted pursuant to or in connection with the transactions contemplated herein shall not merge on the completion of the transactions contemplated hereby or the termination of this Agreement, but shall survive and continue in full force and effect for the benefit of the Agent and the Subscribers for a period of two years from the Closing Date regardless of any investigation by or on behalf of the Agent with respect thereto.

14.	Indemnity

(a)
The Corporation shall indemnify and save each of the Indemnified Persons harmless from and against any and all losses (other than loss of profits or commissions), claims, damages, liabilities, demands, expenses (including reasonable fees and disbursements of counsel) or costs (collectively “Claims”) which any of the Indemnified Persons may suffer or incur, whether under the provisions of any statute or otherwise, in any way caused by, or arising directly or indirectly from or in consequence of:

(i)
any information or statement contained in the Subscription Agreements or the Documents which is untrue or misleading or which omits to provide any information or state any fact the omission of which makes the statement untrue or misleading in light of the circumstances in which it was made; or

(ii)	any misrepresentation or alleged misrepresentation contained in the Subscription Agreements or the Documents; or

(iii)	any order, inquiry or investigation of the type referred to in subsection 12(b)(i); or

(iv)
any prohibition or restriction in trading in the securities of the Corporation or any prohibition or restriction affecting the distribution of the Units or the Underlying Securities imposed by any competent authority if such prohibition or restriction is based on any misrepresentation or alleged misrepresentation of a kind referred to in subsection 14(a)(ii); or

(v)	any breach of, default under or non-compliance by the Corporation with any representation, warranty, term or condition of this Agreement or any requirement of Applicable Securities Laws.

(b)
The rights of indemnity contained in this section 14 shall not apply to any Claim to the extent that a court of competent jurisdiction in a final judgment from which no appeal can be made or regulatory authority in a final ruling from which no appeal can be made shall determine that such Claim resulted from the gross negligence, fraud or wilful misconduct of the person claiming indemnity.

(c)
The Corporation hereby waives its rights to recover contribution from the Agent and any Indemnified Persons with respect to any liability of the Corporation by reason of or arising out of any misrepresentation contained in any of the documents referred to in subsection 14(a) provided, however, that such waiver shall not apply to misrepresentations relating to the Agent contained in any of the documents referred to in subsection 14(a) and furnished to the Corporation by the Agent expressly for inclusion in such document or to any Claim to the extent that a court of competent jurisdiction in a final judgment from which no appeal can be made or regulatory authority in a final ruling from which no appeal can be made shall determine that such Claim resulted from the gross negligence, fraud or willful misconduct of the person claiming indemnity.

(d)
The Corporation agrees that in case any legal proceedings or investigation shall be brought against or initiated against the Corporation by any governmental commission, regulatory authority, exchange, court or other authority and an Indemnified Person or other representative of the Agent shall be required to testify or respond to procedures designed to discover information regarding, in connection with or relating to the performance of professional services rendered to the Corporation by the Agent, the Corporation shall be responsible to pay the Agent the reasonable costs (including an amount to reimburse the Indemnified Person for the time spent by its personnel in connection therewith on a per diem basis and out of pocket expenses) in connection therewith.

(e)
Promptly after receipt of notice of the commencement or threatened commencement of any legal proceeding of the type described or referred to above against an Indemnified Person, such Indemnified Person shall notify the Corporation in writing of the commencement thereof and, throughout the course thereof, shall provide copies of all relevant documentation to the Corporation, will keep the Corporation advised of the progress thereof and will discuss with the Corporation all significant actions proposed.  The omission so to notify the Corporation shall not relieve the Corporation of any liability which the Corporation may have to the Indemnified Person provided that any such delay in or failure to give notice as herein required does not materially prejudice the defence of the legal proceedings or investigation and does not result in any material increase in the liability which the Corporation would otherwise have under this indemnity had the Indemnified Person not so delayed in or failed to give the notice herein required.

(f)	The Corporation shall have the right to assume the carriage of the defence of any such legal proceeding or investigation on behalf of the Indemnified Person unless:

(i)
the Indemnified Person has been advised in writing by its counsel that by so doing there is a substantial risk of a conflict of interest between the position of the Indemnified Person and the Corporation's position as to the conduct of the defence thereof; or

(ii)
the Corporation has failed to undertake a defence of such legal proceeding or investigation or appoint counsel reasonably acceptable to the Indemnified Person within seven days from the date that notice of the action has been first received by the Corporation.

The reasonable fees and expenses of counsel for the Indemnified Person in either of the circumstances described in subsection 14(f)(i) or subsection 14(f)(ii) above shall be for the account of and shall be paid by the Corporation; it being understood, however, that the Corporation shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to any local counsel) for all such Indemnified Persons.  Neither the Corporation nor the Indemnified Person may effect settlement of the action without the other's prior written consent.

(g)
It is the intention of the Corporation to constitute the Agent as trustee for the Indemnified Persons for the purposes of this section 14 and the Agent agrees to accept such trust and to hold and enforce such covenants on behalf of such persons.

(h)	No admission of liability and no settlement of any proceeding shall be made without the consent of the Indemnified Persons affected, such consent not to be unreasonably withheld.

15.	Right of Contribution

In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Agreement is due in accordance with its terms but is (in whole or in part), for any reason, held by a court to be unavailable from the Corporation on grounds of policy or otherwise, each of the Corporation and the party or parties seeking indemnification shall contribute to the aggregate liabilities, claims, demands, losses (other than losses of profit in connection with the distribution of the Units or Underlying Securities), costs, damages and expenses (or claims, actions, suits or proceedings in respect thereof) to which they may be subject or which they may suffer or incur:

(a)	in such proportion as is appropriate to reflect the relative benefit received by the Corporation on the one hand and by the Agent on the other hand from the offering of the Units; or

(b)
if the allocation provided by subsection 15(a) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in subsection 15(a) above but also to reflect the relative fault of the party or parties seeking indemnity, on the one hand, and the parties from whom indemnity is sought, on the other hand, in connection with the statement, omission, misrepresentation or alleged misrepresentation, order, inquiry, investigation or other matter or thing which resulted in such Claims, as well as any other relevant equitable considerations.

The relative benefits received by the Corporation, on the one hand, and the Agent, on the other hand, shall be deemed to be in the same proportion that the total proceeds of the Offering received by the Corporation (net of fees but before deducting expenses) bear to the commission and fees received by the Agent.

The amount paid or payable by an Indemnified Person as a result of Claims referred to above shall, without limitation, include any legal or other expenses reasonably incurred by the Indemnified Person in connection with investigating or defending such Claims, whether or not resulting in any action, suit, proceeding or claim.

The Corporation agrees that it would not be just and equitable if contributions pursuant to this Agreement were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding sections.  The rights to contribution provided in this section 15 shall be in addition to, and without prejudice to, any other right to contribution which the Agent may have.

Any liability of the Agent under this section 15 shall be limited to the commissions payable to the Agent pursuant to section 8 hereof.

16.	Notices

Any notice or other communication to be given hereunder shall, in the case of notice to be given to the Corporation, be addressed to:

Red Mile Entertainment, Inc.
4000 Bridgeway, Suite 101
Sausalito, California 95965

Attention:                      Mr. Ben Zadik, Chief Financial Officer
Facsimile No.:                (415) 339-4249

with copies to:

Bennett Jones LLP
4500 Bankers Hall East
855-2nd Street S.W.
Calgary, Alberta T2P 4K7

Attention:                      Bruce Hibbard
Facsimile No.:                (403)265-7219

and in the case of notice to be given to the Agent, addressed to:

J. F. Mackie & Company Ltd.
Suite 1550, 335-8th Avenue S.W.
Calgary, Alberta T2P 1C9

Attention:                      Phil Hodge
Facsimile No.:                (403) 218-6377

with a copy to:

Heenan Blaikie LLP
Barristers and Solicitors
1200, 425-1st Street S.W.
Calgary, Alberta  T2P 3L8

Attention:                      Tim  Sweeney
Facsimile No.:                (403) 234-7987

or to such other address as the party may designate by notice given to the others. Each communication shall be personally delivered to the addressee or sent by facsimile transmission to the addressee, and:

(a)
a communication which is personally delivered shall, if delivered before 4:30 p.m. (local time) on a business day, be deemed to be given and received on that day and, in any other case be deemed to be given and received on the first business day following the day on which it is delivered; and

(b)
a communication which is sent by facsimile transmission shall, if sent on a business day before 4:30 p.m. (local time), be deemed to be given and received on that day and, in any other case be deemed to be given and received on the first business day following the day on which it is sent.

17.	Trust

The Corporation hereby constitutes the Agent as trustee for the Subscribers in respect of the benefit to the representations, warranties and covenants of the Corporation set forth in this Agreement and the Subscription Agreements.

18.	Severance

If one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

19.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein, with the exception of those principles relating to conflict of laws.  Each of the parties hereto irrevocably attorns to the jurisdiction of the courts of the Province of Alberta.

20.	Currency

Unless otherwise indicated, all references to dollar amounts contained herein shall refer to lawful money of the United States of America.

21.	Time of the Essence

Time shall be of the essence of this Agreement.

22.	Counterpart Execution

This Agreement may be executed in one or more counterparts each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement. The parties hereto shall be entitled to rely on delivery of a facsimile or other electronic copy of this executed agreement and such facsimile or other electronic copy shall be legally effective to create a valid and binding agreement.

23.	Entire Agreement

It is understood that the terms and conditions of this Agreement supersede any previous verbal or written agreement between the Agent and the Corporation with respect to the issuance of Units by the Corporation.

[Remainder of page intentionally left blank]

If the foregoing is in accordance with your understanding and is agreed to by you, please confirm your acceptance by signing the enclosed copies of this letter at the place indicated and by returning the same to the Agent's counsel.

RED MILE ENTERTAINMENT, INC.

Per:	/s/ Ben Zadik
Ben Zadik

J. F. MACKIE & COMPANY LTD.

Per:	/s/ Phil Hodge
Phil Hodge

Schedule 1(b) – Form of Agent's Warrant

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS FOUR (4) MONTHS AND A DAY AFTER THE LATER OF JULY 18, 2007 AND THE DATE THE CORPORATION BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA.

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF RED MILE ENTERTAINMENT, INC. THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO RED MILE ENTERTAINMENT, INC., (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (C) INSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR (D) INSIDE THE UNITED STATES, PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS AFTER PROVIDING A LEGAL OPINION REASONABLY SATISFACTORY TO RED MILE ENTERTAINMENT, INC.

THIS WARRANT AND THE SECURITIES TO BE ISSUED UPON THE EXERCISE THEREOF HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 AS AMENDED (THE “1933 SECURITIES ACT”) OR ANY STATE SECURITIES LAWS AND THE WARRANTS MAY NOT BE EXERCISED IN THE UNITED STATES OR BY OR FOR THE ACCOUNT OR BENEFIT OF A PERSON IN THE UNITED STATES OR A U.S. PERSON (AS DEFINED IN REGULATION S UNDER THE 1933 SECURITIES ACT) WITHOUT REGISTRATION OF SUCH SECURITIES UNDER ALL APPLICABLE UNITED STATES FEDERAL AND STATE SECURITIES LAWS OR COMPLIANCE WITH AN APPLICABLE EXEMPTION THEREFROM AND THE CORPORATION SHALL HAVE RECEIVED AN OPINION OF COUNSEL TO SUCH EFFECT SATISFACTORY TO IT.

THIS AGREEMENT made as of the 18th day of July, 2007

BETWEEN:

RED MILE ENTERTAINMENT, INC., a corporation incorporated under the laws of the State of Delaware and having an office in the City of Sausalito, California (the “Corporation”)

- and -

●, (the “Warrantholder”)

WHEREAS the Corporation has agreed pursuant to an Agency Agreement made effective the 22nd day of June, 2007 between the Corporation and the Agent (the “Agency Agreement”) to grant the Agent and its nominees, warrants to purchase that number of Common Shares equal to the aggregate of 8% of the Common Shares sold by the Agent pursuant to the Offering and 8% of the Common Shares issuable pursuant to Convertible Promissory Notes issued by the Corporation to persons with accounts established with the Agent.

NOW THEREFORE in consideration of the premises, mutual covenants and agreements herein contained, this agreement witnesses and it is understood and agreed by and between the parties hereto as follows:

1.           Interpretation

All capitalized terms herein and not defined herein shall have the meaning given to such terms in the Agency Agreement.

2.           Grant of Agent's Warrants

Subject to the provisions hereinafter contained, the Corporation hereby grants to the Warrantholder an aggregate of ● share purchase warrants (the “Agent’s Warrants”), each Agent's Warrant entitling the Warrantholder to purchase ● Common Shares (the “Optioned Securities”).

3.           Exercise of Agent's Warrants

The Agent may exercise the Agent’s Warrants at any time on or before 4:30 p.m. Calgary time (the “Expiry Time”) on or before July 18, 2009 at an exercise price of US $3.00, subject to adjustment as set forth herein.

4.           Manner of Exercise

The Warrantholder may exercise the Agent's Warrants represented by this certificate in whole or in part, at any time and from time to time, on or prior to the Expiry Time, by notice in writing given by the Warrantholder to the Corporation at its address for notice set out in the Agency Agreement, specifying the number of Agent's Warrants to be exercised and accompanied by payment in cash or certified cheque for the purchase price of all of the Common Shares issuable by the Corporation, calculated in accordance with Articles 3 and 9 hereof.

5.           Certificates

Upon exercise of the Agent's Warrants, the Corporation shall cause the transfer agent and registrar of the Corporation to deliver to the Warrantholder, or as the Warrantholder may otherwise in writing direct in the notice of exercise of the Agent's Warrants, within seven (7) days following the receipt by the Corporation of payment in accordance with Article 4 hereof, certificates representing in the aggregate the number of Common Shares for which payment has been received by the Corporation.

6.           No Rights of Shareholder Until Exercise

The Warrantholder shall have no rights whatsoever as a shareholder (including any rights to receive dividends or other distributions to shareholders or to vote at a general meeting of shareholders of the Corporation, except as provided in Article 10 hereof) other than in respect to Common Shares in respect of which the Warrantholder shall have exercised its right to purchase hereunder and which the Warrantholder shall have actually taken up and paid for.

7.           Non-Transferable

The rights conferred upon the Warrantholder hereunder shall be non-transferable and non-tradable.

8.           No Fractional Common Shares

No fractional Optioned Securities will be issued on exercise of the Agent's Warrants.

9.           Adjustments in Event of Change in Common Shares

Definitions. For the purposes of this section 9, unless there is something in the subject matter or context inconsistent therewith, the words and terms defined below will have the respective meanings specified therefor in this subsection:

(a)           "Adjustment Period" means the period commencing on July 18, 2007 and ending at the Time of Expiry;

(b)           "Current Market Price" of the Common Shares at any date means the price per share equal to the weighted average price at which the Shares have traded on the Over-the-Counter Bulletin Board, on such other stock exchange as may be selected by the directors of the Corporation for such purpose, during the period of any twenty consecutive trading days ending not more than three trading days before such date; provided that the weighted average price will be determined by dividing the aggregate sale price of all Common Shares sold on the said exchange or market, as the case may be, during the said twenty consecutive trading days by the total number of Common Shares so sold; and provided further that if the Common Shares are not then listed on any stock exchange or traded in the over-the-counter market, then the Current Market Price will be determined by such firm of independent chartered accountants as may be selected by the directors of the Corporation;

(c)           "director" means a director of the Corporation for the time being and, unless otherwise specified herein, a reference to action "by the directors" means action by the directors of the Corporation as a board or, whenever empowered, action by the executive committee of such board; and

(d)           "trading day" with respect to a stock exchange or over-the-counter market means a day on which such stock exchange or market is open for business.

Adjustments.  The number of Common Shares which the holder shall be entitled to receive pursuant to the Warrants represented by this certificate (the "Share Rate") and the exercise price for such Common Shares (the "Exercise Price") shall be subject to adjustment from time to time in the events and in the manner provided as follows.

(1)           If at any time during the Adjustment Period the Corporation:

(a)	fixes a record date for the issue of, or issues, Common Shares to the holders of all or substantially all of the outstanding Shares by way of a stock dividend;

(b)
fixes a record date for the distribution to, or makes a distribution to, the holders of all or substantially all of the Common Shares payable in Common Shares or securities exchangeable for or convertible into Shares;

(c)	subdivides the outstanding Common Shares into a greater number of Common Shares; or

(d)	consolidates the outstanding Common Shares into a lesser number of Common Shares;

(any of such events in subclauses (i), (ii), (iii) and (iv) above being herein called a "Common Share Reorganization"),

(i)
the Share Rate shall be adjusted on the earlier of the record date on which holders of Common Shares are determined for the purposes of the Common Share Reorganization and the effective date of the Common Share Reorganization to the amount determined by multiplying the Share Rate in effect immediately prior to such record date or effective date, as the case may be, by a fraction:

A.	the denominator of which will be the number of Common Shares outstanding on such record date or effective date before giving effect to such Common Share Reorganization; and

B.
the numerator of which will be the number of Common Shares which will be outstanding immediately after giving effect to such Common Share Reorganization (including in the case of a distribution of securities exchangeable for or convertible into Common Shares the number of Common Shares that would be outstanding had such securities all been exchanged for or converted into Common Shares on such date); and

(ii)
the Exercise Price shall be concurrently adjusted by multiplying the Exercise Price in effect immediately prior to such record date or effective date, as the case may be, by a fraction which shall be the reciprocal of the fraction used in the adjustment of the Share Rate in the paragraph above;

To the extent that any adjustment in the Share Rate or Exercise Price occurs pursuant to this clause as a result of the fixing by the Corporation of a record date for the distribution of securities exchangeable for or convertible into Common Shares, such Share Rate and Exercise Price will be readjusted immediately after the expiry of any relevant exchange or conversion right to the Share Rate and Exercise Price which would then be in effect based upon the number of Common Shares actually issued and remaining issuable after such expiry and will be further readjusted in such manner upon the expiry of any further such right.

(2)
If at any time during the Adjustment Period the Corporation fixes a record date for the issue or distribution to the holders of all or substantially all of the outstanding Common Shares of rights, options or warrants pursuant to which such holders are entitled, during a period expiring not more than 45 days after the record date for such issue (such period being the "Rights Period"), to subscribe for or purchase Common Shares or securities exchangeable for or convertible into Common Shares at a price per share (or in the case of securities exchangeable for or convertible into Shares at an exchange or conversion price per share at the date of issue of such securities) of less than 85% of the Current Market Price of the Common Shares on such record date (any of such events being herein called a "Rights Offering"),

(a)	the Share Rate will be adjusted effective immediately after the record date for the Rights Offering to the amount determined by multiplying the Share Rate in effect on such record date by a fraction:

(i)	the denominator of which will be the aggregate of

A.	the number of Common Shares outstanding on the record date for the Rights Offering; and

B.	the quotient determined by dividing

a)
either (a) the product of the number of Common Shares offered during the Rights Period pursuant to the Rights Offering and the price at which such Common Shares are offered, or, (b) the product of the exchange or conversion price of the securities so offered and the number of Common Shares for or into which the securities offered pursuant to the Rights Offering may be exchanged or converted, as the case may be, by

b)	the Current Market Price of the Common Shares as of the record date for the Rights Offering; and

(ii)
the numerator of which will be the aggregate of the number of Common Shares outstanding on such record date and the number of Common Shares offered pursuant to the Rights Offering (including in the case of the issue or distribution of securities exchangeable for or convertible into Common Shares the number of Common Shares for or into which such securities may be exchanged or converted); and

(b)
the Exercise Price shall be concurrently adjusted by multiplying the Exercise Price in effect immediately prior to such record date or effective date, as the case may be, by a fraction which shall be the reciprocal of the fraction used in the adjustment of the Share Rate in the paragraph above;

If by the terms of the rights, options, or warrants referred to in this clause, there is more than one purchase, conversion or exchange price per Common Share, the aggregate price of the total number of additional Common Shares offered for subscription or purchase, or the aggregate conversion or exchange price of the convertible or exchangeable securities so offered, will be calculated for purposes of the adjustment on the basis of the weighted average purchase, conversion or exchange price per Common Share, as the case may be.  Any Common Shares owned by or held for the account of the Corporation will be deemed not to be outstanding for the purpose of any such calculation.  To the extent that any adjustment in the Share Rate and Exercise Price occurs pursuant to this clause as a result of the fixing by the Corporation of a record date for the issue or distribution of rights, options or warrants referred to in this clause, the Share Rate and Exercise Price will be readjusted immediately after the expiry of any relevant exchange, conversion or exercise right to the Share Rate which would then be in effect based upon the number of Common Shares actually issued and remaining issuable after such expiry and will be further readjusted in such manner upon the expiry of any further such right.

(3)	If at any time during the Adjustment Period the Corporation fixes a record date for the issue or distribution to the holders of all or substantially all of the Common Shares of:

(a)	shares of the Corporation of any class other than Common Shares;

(b)
rights, options or warrants to acquire Common Shares or securities exchangeable for or convertible into Common Shares (other than rights, options or warrants pursuant to which holders of Common Shares are entitled, during a period expiring not more than 45 days after the record date for such issue, to subscribe for or purchase Common Shares at a price per share (or in the case of securities exchangeable for or convertible into Common Shares at an exchange or conversion price per share at the date of issue of such securities) of at least 85% of the Current Market Price of the Common Shares on such record date);

(c)	evidences of indebtedness of the Corporation; or

(d)	any property or assets of the Corporation;

and if such issue or distribution does not constitute a Common Share Reorganization or a Rights Offering (any of such non-excluded events being herein called a "Special Distribution"):

(i)
the Share Rate will be adjusted effective immediately after the record date for the Special Distribution to the amount determined by multiplying the Share Rate in effect on the record date for the Special Distribution by a fraction:

A.	the numerator of which will be the aggregate of

a)	the product of the number of Common Shares outstanding on such record date and the Current Market Price of the Common Shares on such record date, and

b)
the aggregate fair value, as determined by the directors of the Corporation, to the holders of the Common Shares of the shares, rights, options, warrants, evidences of indebtedness or property or assets to be issued or distributed in the Special Distribution, and

B.
the denominator of which will be the product obtained by multiplying the number of Common Shares outstanding on such record date by the Current Market Price of the Common Shares on such record date; and

(ii)
the Exercise Price shall be concurrently adjusted by multiplying the Exercise Price in effect immediately prior to such record date or effective date, as the case may be, by a fraction which shall be the reciprocal of the fraction used in the adjustment of the Share Rate in the paragraph above;

Any Common Shares owned by or held for the account of the Corporation will be deemed not to be outstanding for the purpose of such calculation.  To the extent that any adjustment in the Share Rate occurs pursuant to this clause as a result of the fixing by the Corporation of a record date for the issue or distribution of rights, options or warrants to acquire Shares or securities exchangeable for or convertible into Shares referred to in this clause, the Share Rate will be readjusted immediately after the expiry of any relevant exercise, exchange or conversion right to the amount which would then be in effect if the fair market value had been determined on the basis of the number of Shares issued and remaining issuable immediately after such expiry, and will be further readjusted in such manner upon the expiry of any further such right.

(4)           If at any time during the Adjustment Period there occurs:

(a)
a reclassification or redesignation of the Common Shares, any change of the Common Shares into other shares or securities or any other capital reorganization involving the Common Shares other than a Common Share Reorganization;

(i)
a consolidation, amalgamation, arrangement or merger of the Corporation with or into any other body corporate which results in a reclassification or redesignation of the Common Shares or a change or exchange of the Common Shares into other shares or securities; or

(ii)	the transfer of the undertaking or assets of the Corporation as an entirety or substantially as an entirety to another corporation or entity;

(any of such events being herein called a "Capital Reorganization"), after the effective date of the Capital Reorganization the Warrantholder will be entitled to receive, and shall accept, upon exercise of the Agent's Warrants, in lieu of the number of Common Shares which the Warrantholder shall be entitled to receive pursuant to the Agent's Warrants, the kind and aggregate number of shares and other securities or property resulting from the Capital Reorganization which the Warrantholder would have been entitled to receive as a result of the Capital Reorganization if, on the effective date thereof, the Warrantholder had been the registered holder of the number of Common Shares which the Warrantholder would have been entitled to receive pursuant to the Agent's Warrants represented by this certificate if exercised immediately prior to such Capital Reorganization. If necessary, as a result of any Capital Reorganization, appropriate adjustments will be made in the application of the provisions of this certificate with respect to the rights and interest thereafter of the Holder to the end that the provisions of this certificate will thereafter correspondingly be made applicable as nearly as may reasonably be possible in relation to any shares or other securities or property thereafter deliverable upon the exercise of the Agent's Warrants.

Rules.  The following rules and procedures will be applicable to adjustments made pursuant to this Article 9.

(a)	Subject to the following provisions hereof, any adjustment made pursuant to Article 9 above will be made successively whenever an event referred to therein occurs.

(b)
No adjustment will be made in the Share Rate unless it would result in a change of at least three percent in the prevailing Share Rate; provided, however, that any adjustments which except for the provisions of this Article 9 would otherwise have been required to be made will be carried forward and taken into account in any subsequent adjustment.

(c)
If at any time during the Adjustment Period the Corporation will take any action affecting the Common Shares, other than an action or an event described above, which in the opinion of the directors would have a material adverse effect upon the rights of the Warrantholder under this certificate, the Exercise Price and/or the number of Common Shares purchasable hereunder will be adjusted in such manner and at such time as the directors may determine to be equitable in the circumstances.  Failure of the taking of action by the directors so as to provide for an adjustment prior to the effective date of any action by the Corporation affecting the Common Shares will be deemed to be conclusive evidence that the directors have determined that it is equitable to make no adjustment in the circumstances.

(d)
No adjustment in the number or kind of securities purchasable on the exercise of the Agent's Warrant's will be made in respect of any event described herein if the Warrantolder is entitled to participate in such event on the same terms mutatis mutandis as if the Warrantholder had exercised the Agent's Warrants prior to or on the record date or effective date, as the case may be, of such event.

(e)
If the Corporation sets a record date to determine holders of Common Shares for the purpose of entitling such holders to receive any dividend or distribution or any subscription or purchase rights and will thereafter and before the distribution to such holders of any such dividend, distribution or subscription or purchase rights legally abandon its plan to pay or deliver such dividend, distribution or subscription or purchase rights, no adjustment in the Share Rate will be required by reason of the setting of such record date.

(f)
If a dispute arises at any time with respect to any adjustment of the Exercise Price, Share Rate or the number of Common Shares purchasable hereunder, such dispute will be conclusively determined by the auditors of the Corporation or if they are unable or unwilling to act by such other firm of independent chartered accountants as may be selected by the directors of the Corporation.

Taking of Actions.  As a condition precedent to the taking of any action which would require an adjustment hereunder, the Corporation will take any action which may, in the opinion of the Corporation's legal counsel, be necessary in order that the Corporation may validly and legally issue as fully paid and non-assessable shares all of the Common Shares which the Warrantholder is entitled to receive.

Notice.  At least ten days prior to any record date or effective date, as the case may be, for any event which requires or might require an adjustment in any of the rights of the Warrantholder hereunder, including the Exercise Price and the number of Common Shares which are purchasable hereunder, the Corporation will deliver to the Warrantholder, at the Warrantholder's registered address, a certificate of the Corporation specifying the particulars of such event and, if determinable, the required adjustment and the calculation of such adjustment.  In case any adjustment for which a notice has been given is not then determinable, the Corporation will promptly after such adjustment is determinable deliver to the Warrantholder, at the Warrantholders registered address, a certificate providing the calculation of such adjustment.  The Corporation hereby covenants and agrees that the register of transfers and share transfer books for the Common Shares will be open, and that the Corporation will not take any action which might deprive the Warrantholder of the opportunity of exercising the rights of subscription contained herein, during such period.

10.           Intentionally Deleted

11.           Reservation of Securities

The Corporation shall at all times, during the term of this Agreement, reserve and keep available a sufficient number of unissued Common Shares to satisfy the requirements hereof.

12.           Entire Agreement

This Agreement supersedes all other agreements, documents, writings and verbal understandings among the parties relating to the subject matter hereof and represents the entire agreement between the parties relating to the subject matter hereof.  This Agreement may be executed by facsimile in any number of counterparts all of which when taken together shall be deemed to be one and the same document and notwithstanding the actual date of execution of each counterpart, this Agreement shall be deemed to be dated as of the date first above written.

13           Enurement

Except as otherwise set forth herein, this Agreement shall be binding upon and enure to the benefit of the successors and assigns of the Agent and of the Corporation, respectively.

14.           Time

Time shall be of the essence of this Agreement.

IN WITNESS WHEREOF the Corporation has caused this warrant certificate to be executed by its duly authorized officer.

RED MILE ENTERTAINMENT, INC.

Per:  _______________________________

Ben Zadik

Chief Financial Officer

Schedule 1(l) – Form of Convertible Promissory Note

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

CONVERTIBLE PROMISSORY NOTE

OF

RED MILE ENTERTAINMENT, INC.

  Sausalito, CA
$• US                                                                                       Made as of June __, 2007

For value received, RED MILE ENTERTAINMENT, INC., a Delaware corporation, on behalf of itself and its successors and assigns (collectively, the “Company”), with principal offices at 4000 Bridgeway, Suite 101, Sausalito, CA 94965, hereby promises to pay to __________________. or its registered assigns (“Holder”),  $• US (the “Principal Amount”) on the Maturity Date, together with simple interest on the unpaid principal and interest at a rate equal to ten percent (10%) per annum, computed on the basis of the actual number of days elapsed and a year of 365 days (the “Rate”) from the date of this Note until the Maturity Date.  All accrued interest hereunder shall be payable in cash by the Company to the Holder on the Maturity Date.

Unless earlier accelerated or converted pursuant to the terms hereof, the unpaid Principal Amount, shall be due and payable immediately on the Maturity Date.  Unless earlier accelerated or converted pursuant to the terms hereof, any unpaid interest as of the Maturity Date, as applicable, shall become immediately due and payable.  Any amounts owed hereunder shall be sent by wire transfer in accordance with instructions included in such notice or by check sent by mail to the address of the registered holder of this Note in lawful money of the United States.

Unless agreed to by both parties, Company will issue no more than USD $2,400,000 in principal amount.

The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which Holder hereof, by the acceptance of this Note, agrees:

1.	Definitions. Unless otherwise defined herein, the following definitions shall apply for all purposes of this Note:

1.1  “Maturity Date” means the earlier to occur of a Sale Event or the one year anniversary of the date hereof.

1.2  “Next Financing” means the contemplated equity financing in which J.F. Mackie & Company Ltd. (“J.F. Mackie”) will act as placement agent for the Company in an approximately $10 million equity private placement (or such lesser amount as J.F. Mackie and the Company may agree to in writing).

1.3  “Next Financing Stock” means the capital stock of the Company issued in the Next Financing.

1.4  “Note” means this Convertible Promissory Note.

1.5  “Person” means an individual, a corporation, an association, a joint venture, a partnership, a limited liability company, an estate, a trust, an unincorporated organization and any other entity or organization, governmental or otherwise.

1.6  “Sale Event” means a bona fide, negotiated transaction or integrated series of transactions pursuant to which either (i) the Company merges or consolidates with any other non-affiliated entity or sells, exchanges or otherwise disposes of all or substantially all of its assets to a non-affiliated third party or (ii) in which in excess of 50% of the Company’s voting power is transferred in a private placement to one Person.

2.
Conversion.  Concurrent with the consummation of a Next Financing prior to the Maturity Date, the outstanding Principal Amount hereunder shall be automatically converted, without any action by the Holder, into the Next Financing Stock at price equal to the lowest price per share of the Next Financing Stock in such Next Financing.  Anything in this Note to the contrary notwithstanding, in the event of such a conversion this Note shall not bear any interest and no interest shall be due with respect thereto following such conversion. Immediately upon conversion of the Note, the holder shall also be offered one half of one warrant (“Warrant”), for every share received from the conversion of the Note. The Warrant shall be exercisable at $2.75 per share for a period 2 years from the Closing Date of such Next Financing.

3.
Termination of Rights.  All rights with respect to the Note shall terminate on Conversion or on the Maturity Date, whether or not this Note has been surrendered.  Notwithstanding the foregoing, Holder agrees to surrender this Note to the Company for cancellation as soon as is possible following conversion or maturity of this Note.  The Holder shall not be entitled to receive the Next Financing Stock and half Warrants to be issued upon conversion of this Note until the original of this Note (or an executed affidavit of loss, damage or mutilation and agreement to indemnify the Company therefrom, in form reasonably requested by the Company) is surrendered (or delivered in the case of such affidavit and agreement) to the Company and the agreements referenced in this Section 3 have been executed and delivered to the Company.

4.	Defaults and Remedies.

4.1           Events of Default

.  Upon written notice to the Company by the Holder of its desire to deem any of the following events an Event of Default, the following events shall be deemed “Events of Default” hereunder:

(a)  the Company fails to pay any amounts due under the Note when due;

(b)  the Company is or becomes insolvent or is involved in any financial difficulty as evidenced by:

(i)  an assignment, composition or similar device for the benefit of creditors, or

(ii)  general failure to pay debts when due that results in a material action against the Company taken by a third party other than the Holder, or

(iii)  an attachment or receivership of assets not dissolved within thirty (30) days, or

(iv)  the appointment of a custodian, trustee or receiver for a substantial portion of the Company’s property, or

(v)  the filing by the Company or any guarantor of a petition under any chapter of the United States Bankruptcy Code or the institution of any other proceeding under any law relating to bankruptcy, bankruptcy reorganization, insolvency or relief of the Company, or

(vi)  the filing against the Company or any guarantor of an involuntary petition under any chapter of the United States Bankruptcy Code or the institution of any other proceeding under any law relating to bankruptcy, bankruptcy reorganization, insolvency or relief of the Company where such petition or proceeding is not dismissed within thirty (30) days from the date on which it is filed or instituted; or

(c)  the Company materially breaches, which breach remains uncured for at least five (5) business days after receipt of notice from the Holder relating thereto, any of the provisions of this Note.

4.2       Rights and Remedies on Default

.  Upon the occurrence of an Event of Default, the Holder shall have, by way of example and not of limitation of the rights and remedies granted to the Holder in law, equity or otherwise, the following rights:

(a)  the Holder may declare this Note to be immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

4.3	Waiver

.  No course of dealing or delay in accelerating this Note or in taking or failing to take any other action with respect to any Event of Default shall affect the Holder’s right to take such action at a later time.  No waiver as to any one Event of Default shall affect the Holder’s rights upon any other Event of Default.

4.4	Remedies Cumulative

.  The Holder may exercise any or all of their rights and remedies upon an Event of Default concurrently with or independently of and without regard to the provisions of any other document which secures any obligation of the Company.

5.
Prepayment.  This Note may be prepaid at any time in whole or in part without premium or penalty.  While the Note is outstanding and prior to conversion thereof, the Company shall not pay any dividends or distributions and shall not repurchase any shares of stock.

6.
No Rights or Liabilities as Stockholder.  This Note does not by itself entitle the Holder to any voting rights or other rights as a stockholder of the Company.  No provisions of this Note, and no enumeration herein of the rights or privileges of the Holder, shall cause the Holder to be a stockholder of the Company for any purpose.

7.
No Impairment.  The Company will not willfully avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder under this Note against wrongful impairment.  Without limiting the generality of the foregoing, the Company will take all such action as may be necessary or appropriate in order that the Company may duly and validly issue the Next Financing Stock upon a conversion of this Note.

8.
Waivers. The Company and all endorsers of this Note hereby waive notice, presentment, protest, notice of dishonor and all other demands in connection with the delivery, acceptance, performance and enforcement of this Note.

9.
Attorneys’ Fees.  In the event any party is required to engage the services of any attorneys for the purpose of enforcing this Note, or any provision thereof, the prevailing party shall be entitled to recover its reasonable expenses and costs in enforcing this Note, including reasonable attorneys’ fees.

10.
Transfer.  This Note and any rights hereunder may not be assigned, conveyed or transferred, in whole or in part, by the Company, on the one hand, or the Holder, on the other hand, without the prior written consent of the Holder or the Company, respectively.

11.	Governing Law. This Note shall be governed by and construed under the internal laws of the State of California, without reference to principles of conflict of laws or choice of laws.

12.	Headings. The headings and captions used in this Note are used only for convenience and are not to be considered in construing or interpreting this Note.

13.
Notices.  Unless otherwise provided, any notice required or permitted under this Note shall be given in writing and shall be deemed effectively given (a) at the time of personal delivery, if delivery is in person; (b) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (c) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries when addressed to the party to be notified at the address indicated for such party on the signature pages hereto or, in the case of the Company, to the address on the first page of this Note, or at such other address as any party or the Company may designate by giving ten (10) days’ advance written notice to all other parties.

14.	Amendments and Waivers. This Note may only be amended in writing and if the amendment is signed by both the Company and the Holder.

15.
Severability.  If one or more provisions of this Note are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

              IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name as of the date first above written.

THE  COMPANY:

RED MILE ENTERTAINMENT, INC.

By:     ________________________________
           Name:  __________________________
           Title:  ____________________________

AGREED AND ACKNOWLEDGED:

THE HOLDER:

By:          ________________________________
Name:  __________________________
Title:  ____________________________

Schedule 6(l) – Material Contracts

1.	Agreement with MTVN for a license to the intellectual property known as Jackass for video games on various hardware platforms.

2.	Agreement with Fleshwound Films for a license to the intellectual property known as Crusty Demons of dirt for video games on various hardware platforms.

3.	Limited use license from Disney interactive for a license to the intellectual property known as Disney’s Aladdin for use on a P.C. based video game (Disney’s Aladdin Chess Adventures).

4.	License from IR Gurus for a license to the intellectual property known as "Heroes Of The Pacific" on the Sony PS2, Microsoft Xbox and PC’s.

5.	License from Prodigy Design Ltd. for a license to the intellectual property known as "GripShift" on the Sony PSP.

6.	Development Agreement with Prodigy Design Ltd. For the development of the video game known as "Jackass" on the Sony PS2 and PSP.

7.	Development and Licensing Agreement with IR Gurus for the development of a game known as "Heroes Of The Pacific" on the Sony PSP.

8.	Development and Licensing Agreement with IR Gurus for the development of a game known as "Heroes Over Europe" on the Sony PS3 and Microsoft Xbox 360.

9.	Development and Licensing Agreement with IR Gurus for the development of a game known as "Equestriad" on the Sony PS2 and P.C’s.

10.	Development agreement with Climax Action Limited for development of a video game known as "Crusty Demons" for the Sony PS2 and Microsoft Xbox.

11.	Licensing Agreement with Sony Online Entertainment for the worldwide publishing rights to GripShift on the Sony PSP.

12.	Co-publishing Agreement with Codemasters for the European publishing rights to Heroes Of The Pacific on the Sony PS2, Microsoft Xbox and PC’s.

13.	Publishing Agreement with Ubisoft for the North American publishing rights to Heroes Of The Pacific on the Sony PS2, Microsoft Xbox and PC’s.

14.	Publishing Agreement with Strategy First Corp. for the worldwide publishing rights to Disney’s Aladdin Chess Adventures.

15.	Co-publishing Agreement with Evolved Games for the North American publishing rights to the Crusty Demons video game.

16.	Co-publishing Agreement with Koch Media GmbH for the European publishing rights to the Crusty Demons video game.

17.	Letter of Intent with the other owners of IR Gurus for the option to purchase their ownership position in IR Gurus.

18.
License Agreement with Marshmallowville Media, L.L.C. for a license to the intellectual properties known as Marshmallow Shooter or Johnny Blaster’s M-Force for video games on various hardware platforms.

19.
License Agreement with Frank Miller Inc., Ground Zero Productions, Inc. and Union Entertainment, LLC for a license to the intellectual property known as "Sin City" or Frank Miller’s Sin City for video games on various hardware platforms.

20.	Distribution Agreement with Navarre Corporation for distribution of products in North America.

21.	Marketing Support Agreement with MTVN whereby MTVN will provide marketing support services in exchange for a royalty on each game sold in North America.

22.	Development Agreement with MTVN for Jackass on the Nintendo DS Platform.

23.	Investment Banking Services Agreement with Merriman Curhan Ford and Company for services in the United States.

Schedule 6(aa) – Material Liabilities

Liabilities greater than $10,000 as of July 18, 2007

1.	Commitments to pay IR Gurus for two months at approximately $50,000/month for Sin City preproduction services.

Schedule 6(qq) – Summary of Communications regarding Intellectual Property claims

1.	On September 9, 2005, Vivendi Universal Games, Inc. (VUG) notified the Company that they believed the trademark "Heroes of the Pacific" infringed on a trademark of theirs "Aces of the Pacific".

After thorough review of our intellectual property counsel, they informed us the VUG game was published in 1992 and appeared to be last used in 1997 or 1998 by VUG was long out of commercial use. Our council responded that their mark appeared to be abandoned.  There were two subsequent letters from VUG (the last in December 2005) where they disagreed with our assessment and tried to start a dialog toward our ceasing to use the mark or settlement (that is, pay them some sort of royalty).  We last responded on December 13, 2005 telling them that we found their claim baseless and were not interested in negotiating with them. They never responded to this last letter and we believe they have dropped the issue. We believe that there is no significant liability to VUG regarding this issue.

2.
In February 2006, we were contacted by phone and later by email by Equity management, Inc. on behalf of Lockheed Martin Corporation.  In the 1940’s Lockheed manufactured an aircraft known as the P-38J Lightning.  They still have a trademark for model planes. Our counsel did not think this mark was strong or would carryover to video games.  We told Equity verbally that we did not believe the claim was valid and have not heard from them since. We believe that there is no significant liability to Lockheed Martin regarding this issue.

Schedule 6(ss) – Restrictions on Intellectual Property Rights

The software code for the following games (either completed or under development) is subject to a license which is fully transferable to purchasers of the business.  It is also transferable to others, but only with prior approval of developer, such approval not to be unreasonably withheld.

•	Development agreement with Climax Action Limited for development of a video game known as "Crusty Demons" for the Sony PS2 and Microsoft Xbox.
•	Development Agreement with Prodigy Design Ltd. For the development of the video game known as "Jackass" on the Sony PS2 and PSP.
•
There are restrictions on transfer of the code for "Jackass" in relation to the DS sku version, whereby the Corporation may only transfer the portion of the code for which it has paid the developer and not the unpaid work in progress.

The software code and license for the intellectual property included within the game for the following games (either completed or under development) is subject to a license which is fully transferable to purchasers of the business.  It is also transferable to others, but only with prior approval of developer, such approval not to be unreasonably withheld.

•	Development and Licensing Agreement with IR Gurus for the development of a game known as "Heroes Of The Pacific" on the Sony PS2, Microsoft Xbox and PC’s.
•	Development and Licensing Agreement with IR Gurus for the development of a game known as "Heroes Of The Pacific" on the Sony PSP.
•	Development and Licensing Agreement with IR Gurus for the development of a game known as "Heroes Over Europe" on the Sony PS3 and Microsoft Xbox 360.
•	Development and Licensing Agreement with Prodigy Design Ltd. for the development of a game known as "GripShift" on the Sony PSP.
•	Development and Licensing Agreement with IR Gurus for the development of a game known as "Equestrian Challenge" on the Sony PS2 and P.C’s.

The Publishing and Development Agreement with Buena Vista Games is only transferable to a controlled or controlling entity. The Company may request a transfer to a different entity, but approval is at Disney’s sole discretion and they may charge a transfer fee of up to $25,000.

The license for Crusty Demons is only transferable as part of the direct or indirect merger, consolidation, corporate restructuring or sale or transfer of all or substantially all of our assets or a controlling interest of 51% or more of the voting securities of the company.

The MTVN Merchandising and License Agreement is transferable as part of the direct or indirect merger, consolidation, corporate restructuring or sale or transfer of all or substantially all of our assets or a controlling interest of 51% or more of the voting securities of the company, so long as this entity is not a "Restricted Entity".  A Restricted Entity means a competitor to MTVN or an entity that’s capitalization and funding sources are less than those of Red Mile or the combined resources, post-merger will be less than Red Mile’s at the time of merger.  Other assignments, however, including a pledge, require MTVN’s consent.

The Sin City License Agreement is transferable upon a change of control, but only upon approval from Frank Miller Inc.

Licensing agreement with Marshmallowville Media, L.L.C. for a license to the intellectual properties known as Marshmallow Shooter or Johnny Blaster’s M-Force has no limitations.

The following agreements are exclusive licenses, which allows our licensee to sell a game in a specific territory and which therefore precludes the Company from directly selling or licensing that game in that territory.

•	Licensing Agreement with Sony Online Entertainment for the worldwide publishing rights to GripShift on the Sony PSP.
•	Co-publishing Agreement with Codemasters for the European publishing rights to Heroes Of The Pacific on the Sony PS2, Microsoft Xbox and PC’s.
•	Publishing Agreement with Ubisoft for the North American publishing rights to Heroes Of The Pacific on the Sony PS2, Microsoft Xbox and PC’s.
•	Publishing Agreement with Strategy First Corp. for the worldwide publishing rights to Disney’s Aladdin Chess Adventures.
•	Co-publishing Agreement with Evolved Games for the North American publishing rights to the Crusty Demons video game.
•	Co-publishing Agreement with Koch Media GmbH for the European publishing rights to Crusty Demons.

The following agreements are exclusive licenses, which allows our licensee to sell a game in a specific territory and which therefore precludes the Company from directly selling or licensing that game in that territory.

•	Licensing Agreement with Sony Online Entertainment for the worldwide publishing rights to GripShift on the Sony PSP.
•	Co-publishing Agreement with Codemasters for the European publishing rights to Heroes Of The Pacific on the Sony PS2, Microsoft Xbox and PC’s.
•	Publishing Agreement with Ubisoft for the North American publishing rights to Heroes Of The Pacific on the Sony PS2, Microsoft Xbox and PC’s.
•	Publishing Agreement with Strategy First Corp. for the worldwide publishing rights to Disney’s Aladdin Chess Adventures.
•	Co-publishing Agreement with Evolved Games for the North American publishing rights to the Crusty Demons video game.
•	Co-publishing Agreement with Koch Media GmbH for the European publishing rights to Crusty Demons.